Exhibit (h)(3)(iv)

Amendment No. 3 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 3 to Administration, Bookkeeping and Pricing Services Agreement (this “Amendment”), dated May 1, 2015 (the “Effective Date”) is entered into between Westcore Trust, a Massachusetts Business Trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated May 1, 2012 (the “Agreement”), as amended; and

WHEREAS, ALPS and the Trust wish to amend the Agreement to revise the compensation payable to ALPS for the services provided under the Agreement.

NOW THEREFORE,

1.        The Parties agree to delete Appendix C in its entirety and replace it with a new Appendix C attached hereto.

2.        The new Initial Term of the Agreement for purposes of Section 15(a) thereof shall be the period beginning with the Effective Date of this Amendment and continuing thereafter throughout the period that ends three (3) years after the Effective Date of this Amendment.

3.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST		ALPS FUND SERVICES, INC.

By:	/s/ John W. Zimmerman	By:	/s/ Jeremy O. May
Name:	John W. Zimmerman	Name:	Jeremy O. May
Title:	President	Title:	President

Exhibit (h)(3)(iv)

APPENDIX C

COMPENSATION